MUSCLEPHARM SECOND QUARTER

GROSS SALES INCREASED 51% TO A RECORD $28.5 MILLION

- Wholesale Channel Helps Drive 14% Sequential Growth in Net Sales -

DENVER, COLORADO – August 14, 2013 – MusclePharm Corporation (OTCQB: MSLP), a fast growing company that develops and markets sports nutritional supplements which address active lifestyles, announced today its financial results for the second quarter ended June 30, 2013 (“Q2 2013”).

For Q2 2013, the Company reported record gross sales prior to accounting for discounts and sales allowances of $28,515,483, an increase of 51% as compared to $18,869,103 for the second quarter of 2012 (“Q2 2012”). Q2 2013gross sales grew sequentially by 14% as compared to Q1 2013. For Q2 2013, the Company reported record net sales of $25,480,059, an increase of 65% as compared to $15,429,340 for Q2 2012. Discounts and sales allowances in Q2 2013 decreased to approximately $3 million, or 11% of gross sales as compared to approximately $3.4 million, or 18% of gross sales in Q2 2012. The increase in net sales was attributable to the Company’s continuous marketing and promotional activities of its MusclePharm brand, new product introductions, expanding distribution channels, an increase in sales and marketing personnel, and a rise in international sales, which increased in Q2 2013 approximately $3.5 million or 56% to $9.8 million, as compared to $6.3 million in Q2 2012.

For Q2 2013, prior to accounting for a non-cash, stock-based compensation consulting expense of $3,037,636 associated with two contracts that were satisfied in full in July 2013 (“consulting expense”), the Company reported positive adjusted operating income of $296,705*. After taking effect for the consulting expense, the Company recorded a loss from operations of ($2,740,931) as compared to a loss from operations of ($1,664,341) in Q2 2012.

Commenting on the results, Brad Pyatt, MusclePharm's Founder & CEO, stated, “We continue to record robust sales growth on both a year-over-year and sequential basis. The results are consistent with our near term strategic focus of aggressively growing sales and increasing brand awareness.”

Mr. Pyatt continued, “Given our recently announced deals with Arnold Schwarzenegger and Costco, as well as the ramp of our new FitMiss™ women’s line of supplements, we believe that our strong sales growth will continue in both the second half of 2013 and throughout 2014. We remain on track to meet our previous guidance for gross revenue to exceed $100 million in 2013.”

Recent Company highlights include:

•	In August, the Company announced an agreement with Costco Wholesale Corporation, the leading warehouse club operator, to carry MusclePharm's Combat Protein Powder® nationwide in all 430 Costco stores beginning late October 2013. This new distribution channel expands MusclePharm's reach beyond specialty health, nutrition and sports stores and online retailers to mass consumer channels. Costco will begin rolling out Combat in its international locations in the later part of 2014 and early 2015.

•	In July, the Company announced it signed a first-of-its-kind partnership with the Mr. Universe, Mr. World and Mr. Olympia title holder, actor, entrepreneur and former Governor of California, Arnold Schwarzenegger. As part of the collaboration, MusclePharm will launch the Arnold Series, an exclusive line of new nutritional supplements developed by Schwarzenegger and MusclePharm's world-renowned scientific team. The Arnold Series product line will initially launch with up to eight supplements supporting the four pillars of fitness: performance, power & strength, nutrient support and recovery. It will be available domestically and internationally at health and nutrition stores as well as online retailers in late September 2013.

•	In July, the Company announced it had earned 17 Bodybuilding.com Supplement Awards nominations. The Awards recognize superior products and brands in the fitness and supplement industry. Nominations are based on sales among the 9,900+ products carried by the site. In the past four years, MusclePharm has won 14 Bodybuilding.com Awards, including 2012 Brand of the Year.

•	In May, the Company named former Office Depot and Arbonne International executive, Richard Estalella, as its Chief Operating Officer. Estalella has over 30 years of proven operations, supply chain, retail, distribution and warehouse experience.

For Q2 2013, gross profit margin expanded to approximately 31% of net sales as compared to a gross profit margin of 16% of net sales in Q2 2012. The increase in gross margin was a result of a reduction in discounts and sales allowances, reduced cost of goods as a result of lower raw product costs and more favorable pricing from the Company’s primary manufacturer, and a reduction in shipping costs. The gross profit margin decreased sequentially from approximately 36% in Q1 2013 primarily due to the impact of an aggressive campaign to close-out inventory of the Company’s ASSAULT™ pre-work product in advance of the launch of its new ASSAULT™ product formulation.

For Q2 2013, general and administrative (“G & A”) expenses increased to approximately $10.7 million, or 42% of net sales as compared to approximately $4.2 million, or 27% of net sales in Q2 2012. The increase in G & A as a percentage of net sales was primarily due to the non-cash consulting expense of approximately $3 million as well as an increase in salary and wage expenses.

For Q2 2013, the Company recorded other income of approximately $319,000 as compared to other income of $7.8 million in Q2 2012. Q2 2013 other income included a positive change in the fair value of derivatives liabilities associated with the Series D Preferred Shares issued in February 2013 of approximately $272,681. Q2 2012 other income included a positive change in fair value of derivative liabilities of $9,854,045 as well as interest expense of $976,686.

Income available to common stockholders for Q2 2013 was ($2,417,580) or ($0.34) per diluted share as compared to income available to common stockholders of $6,222,623 or $3.78 per diluted share in Q2 2012. The weighted average number of fully diluted shares outstanding for Q2 2013 was 7,226,849.

At the end of Q2 2013, the Company had approximately $8.7 million of cash and cash equivalents, approximately $21.7 million in current assets, and no long-term debt. Shareholders’ equity at June 30, 2013 increased to $12.6 million as compared to ($9.8 million) at December 31, 2012. As of August 13, 2013, there were approximately 10.1 million shares of common stock outstanding and 145,000 shares of Series D Convertible Preferred stock outstanding which are convertible into a total of 290,000 shares of common stock.

MusclePharm management will discuss these results during a conference call to be broadcast live over the Internet today starting at 11:00 am EDT.

Conference call particulars are as follows:

•	Date - Wednesday, August 14, 2013

•	Time – 11 am EDT / 8:00 am PDT

•	Dial in number – (877) 407-9126 or (201) 493-6751 for international callers

•	Both the live Internet broadcast and replay can be accessed at:
http://musclepharm.equisolvewebcast.com/q2-2013

Management will take a limited number of questions from analysts and institutional investors follow the presentation.

Non-GAAP Financial Measures*

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Management believes presenting this non-GAAP measure provides useful information to investors in assessing MusclePharm’s normalized operating performance as well as in evaluating the ongoing results of the Company’s business when comparing MusclePharm’s operating performance to the operating performance of other companies in similar businesses.

ABOUT MUSCLEPHARM CORPORATION

Founded in 2008 by former NFL player Brad Pyatt, MusclePharm is a healthy lifestyle company that develops and manufactures scientific and safe nutritional supplements.  The company's products are designed for Active Lifestyles who seek muscle building, weight maintenance and general fitness through an internationally recognized daily nutritional supplement regimen.  The products are formulated through a six-stage research process designed by leading nutritional scientists at the MusclePharm Sports Science & Research Center in Denver.  MusclePharm's products are sold in more than 110 countries and available in 10,500+ U.S. retail outlets, including Dick's Sporting Goods, 24 Hour Fitness, Bally's, GNC, Vitamin Shoppe and Vitamin World.  MusclePharm products also are sold globally through more than 100 online channels, including Bodybuilding.com, Amazon.com and Vitacost.com.

For more information, visit www.MusclePharm.com.  Follow the company at www.Facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MUSCLEPHARM

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
Assets
Current assets, net	$21,748,744	$4,949,881
Fixed assets, net	1,329,047	1,356,364
Other non-current assets, net	172,994	460,482
Total Assets	$23,250,785	$6,766,727

Liabilities and Stockholders’ Equity
Current liabilities	$10,641,490	$16,520,456
Long-term liabilities	0	4,523
Stockholders’ equity	12,609,295	(9,758,252)
Total Liabilities and Equity	$23,250,785	$6,766,727

The following table reconciles the SG&A information presented in this press release to GAAP measures presented in the Quarterly Report on Form 10-Q for the period June 30, 2013.

MUSCLEPHARM

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross Sales	$28,515,483	$18,869,103	$53,439,519	$38,171,872

Sales Allowances	(3,035,424)	(3,439,763)	(5,398,293)	(6,181,852)

Net Sales	25,480,059	15,429,340	48,041,226	31,990,020
Cost of Sales	17,566,718	12,942,605	31,963,124	25,837,767
Gross Profit	7,913,341	2,486,735	16,078,102	6,152,253
General and Administrative Expense	10,654,272	4,151,076	19,540,512	8,543,887
Loss From Operations	(2,740,931)	(1,664,341)	(3,462,410)	(2,391,634)
Other Expense Net	319,123	7,846,245	(6,321,379)	(7,461,755)
Net Income (Loss)	$(2,421,808)	$6,181,904	$(9,783,789)	$(9,853,389)
Total Comprehensive Income (Loss)	$(2,417,580)	$6,222,623	$(9,785,630)	$(9,812,670)

Net income (Loss) per common share – basic and diluted	$(0.34)	$3.78	$(1.72)	$(6.44)

Weighted average common share outstanding –basic and diluted	7,226,849	1,633,676	5,686,323	1,530,850

Adjusted Operating Income*
Loss From Operations	(2,740,931)	(1,664,341)	(3,462,410)	(2,391,634)
Add Back Cost of Non-Cash and Non-Recurring Consulting Expense	3,037,636		6,591,816
Adjusted Operating Income*	$296,705 *		$3,129,406 *

MusclePharm Company Contact:

John H. Bluher, Executive V.P.

Telephone: 303-618-0902

john@musclepharm.com

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: scott@alexpartnersllc.com

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